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The following is a transcript of a podcast interview in which Mark Dankberg, the Executive Chairman of Viasat, Inc. (“Viasat”), participated on February 14, 2022, which podcast was posted by Viasat to its website on March 24, 2022. This transcript was prepared by a third party and has not been independently verified and may contain errors:

Transcript

Compounders: The Anatomy of a Multibagger – “Why Viasat, Why Inmarsat, Why Now” Episode Transcript – 2/22/2022

Ben Claremon:	Welcome to the Compounders Podcast, where we explore the anatomy of public company wealth creation stories. On this show, we invite you to be a fly on the wall for the actual conversations professional investors have with public company CEOs. I’m your host, Ben Claremon, a partner and portfolio manager at Cove Street Capital. In these conversations, I interview senior executives by posing the exact questions I ask as part of Cove Street’s diligence process. Whether you are a professional investor, founder, or someone who is simply interested in business, we think this podcast has something for you. This season of Compounders, The Anatomy of a Multibagger, is sponsored by Tegus. Tegus is an innovative and disruptive company that is changing the way professional investors work. For more information, please visit their site at tegus.co.

Speaker 1:	All opinions expressed by your hosts and the podcast guests are solely their own opinion and do not reflect the opinion of Cove Street Capital or any affiliates. This podcast is for informational purposes only. It is not investment advice, and should not be relied upon for any investment decisions. We are not recommending the purchase or sale of any securities. The hosts and guests may be beneficial owners of the securities discussed. You should not assume that the securities discussed are or will be profitable.

Ben Claremon:	Our returning guest on the show today is Mark Dankberg, the Co-Founder and Executive Chairman of Viasat. Viasat is a $3.1 billion market cap company that provides broadband and communication products and services worldwide. Viasat started off as a defense oriented company, but has since layered on consumer and business facing offerings by developing the world’s leading high throughput, geostationary satellites.

Subsequent to our first interview with Mark, Viasat announced its intent to merge with Inmarsat, a UK-based company that provides mobile satellite communication services on land, at sea and in the air, worldwide. Without question the size and the timing of the deal were a surprise to many of the people in the industry, especially because Viasat was in the middle of preparing to launch three new satellites over a short period of time. Given all of that, I was very curious to hear from Mark about why Viasat decided to acquire Inmarsat versus other potential targets, why Viasat is the right owner of Inmarsat versus other potential buyers, why do the deal now versus waiting until the three new satellites had been launched, how Inmarsat fits into Viasat’s hybrid network philosophy, and how Viasat plans to integrate Inmarsat employees culturally.

Before we begin, just a few disclosures to know. First, Cove Street owns Viasat shares. Second, Cove Street has done a number of podcasts and interviews specifically on our position on Viasat.

And without any further ado, here’s my second conversation with Viasat Co-Founder and Executive Chairman, Mark Dankberg. As always, we will start this podcast off at a pivotal moment in the company’s history. I would argue that the current moment, which includes the upcoming launch of three ViaSat-3 satellites, and the impending merger with Inmarsat, is one of the most pivotal junctures in recent memory.

So, maybe let’s start off with a broad overview of Inmarsat that includes its assets, strengths and even recent history.

Mark Dankberg:	Okay, sure. I can give you a historical overview of Inmarsat. It was formed roughly around 40 years ago as a public interest entity that was an arm of the United Nations, in order to provide satellite coverage at sea. There was really at that time no significant business case for a commercial company to do that. So, the purpose of Inmarsat was to provide primarily safety at sea for airplanes and ships. And over time they evolved to serve other functions as well.

The company was essentially an intergovernmental monopoly for around 20 or so years. And then I think it was around 15, 17 years ago, was taken private, because there was becoming availability of other services that could compete with Inmarsat.

The other really big thing about Inmarsat was that it was formed using what’s called L-band spectrum, in the range of about one and a half gigahertz, so that would be considered low band in the terrestrial wireless space. So, it was primarily good for voice communications and very low speed data, which was also consistent with its mission. So you could do voice connectivity over oceans, which would be the equivalent of the radio systems that people might have otherwise over land or messaging.

After they had gone public, the company realized that more and more there was demand for broadband communications, and that people were starting to do that through what were called VSAT systems, or the same type of satellite data systems that were used on the land could be used at sea with tracking antennas. So this was an important point in Inmarsat’s history, and they expanded their services to broadband by launching a set of Ka-band satellites called Global Express.

And that was a big transition for them, to acknowledge that L-band, even though they had services that were called broadband, really wasn’t the best platform for broadband. L-band had other advantages. To be able to provide high speed data they launched a Ka-band system as well, again, primarily at sea, but also with coverage over the land, as they had some over L-band as well.

And then the main thing that changed about two years ago, was the company was privatized, taken private by a group of private equity companies.

So, that’s an overview, I can go more depth if you’d like on any of those parts.

Ben Claremon:	Yeah, I think I’d like to dig into why Inmarsat is such a good partner for Viasat. I have a friend in venture capital who uses this framework he calls “Why you, why us and why now?” whenever he’s assessing a potential investment. So I’m going to steal that framework and pose some questions to you.

So, let’s start off with why make an offer for Inmarsat, versus (A) doing nothing and just waiting for your own satellites to launch, or (B) participating in another aspect of satellite provider consolidation.

Mark Dankberg:	Okay. We’re constantly evaluating the strategic framework that we work within. And we’re mostly trying to figure out how can we do well by our shareholders. And often that involves how can we provide better, more competitive services to our customers.

What I would say is we’ve been in the mobility business almost ever since we started. Actually our very first business, about 35 years ago, was narrowband satellite communications for the U.S. Government, primarily the Navy and the Air Force, and also some Army as well. And we had a good understanding of mobility. The requirements for mobility are a little bit different than they are for fixed users. We can go into more detail about why that is.

So basically, the kinds of questions that we would ask ourselves would be, “Where are the best markets for us to direct our efforts?” Mobility versus fixed, because we’re in both of those businesses, broadband, narrowband, think about over land or over sea.

And one of the ways in which we’re going to evaluate each of those things would be, are there potential acquisitions that we might do that would enhance our positions, and that allow us to get some resource or asset or capability that we felt the market really wanted. And then the question would be, can we do that more effectively through an acquisition, or from an organic, homegrown perspective? And then the other thing that we’re going to be looking at is the quality of whatever it is, that aspect that we’re trying to create, what’s the quality that we can build or acquire, how long will that take us?

And the main measure that we’ll look at when we make that decision of whether an acquisition is good for us or not, is basically, is it accretive on a per share basis? That’s our test.

And partly, the reason we use that test is it aligns with our view of strategic planning. When we’re looking at resource allocation within the company, where to put emphasis on competitive markets, one of the things we’re looking at is whether or not those things will improve value that we’re creating to the shareholders. And the best measure of that is on a per share basis.

That was the process that we went through. And partly I talk about this mobility aspect because almost every time that we’ve done an acquisition, it’s in an area that we understand well, we’re working with customers we feel like we understand their needs, and we’re looking at all of the ingredients on an end-to-end basis, from finding customers, being able to serve them, support them, deliver the service or the product they want. The best way for us to evaluate a candidate acquisition is that we really have a good understanding of what those ingredients are that they bring.

So I think that was the very first part of it, was that we could see (A) that it looked to be an accretive acquisition. And then the other big thing was that we felt like we understood those ingredients really well.

Then the other thing that to us is always important, is trying to evaluate the upside and the downside: okay, what can go wrong? What can go right? And normally, what we’d like to see is a lot more potential upside than potential downside, that the upside has some element of it that’s really, really attractive. Might be a little bit too intangible, or might involve more risk than we’d like to use when we do the definitive per share accretive/dilutive calculation, but we’d like it to be something that we’re really, really interested in, that we think is reasonably likely to obtain. It’s just a little bit harder to tell whether or not that’ll happen, often because it involves uncertainty in the market, what market will really value the aspects that we think can add value to us.

Ben Claremon:	And I’m always partial to deals where the acquirer is the natural acquirer, or the right buyer. So I’m interested, what about your assets and strategy makes you a good buyer for Inmarsat, in the sense that you can take what they’re doing and potentially accelerate and make them better as your partner?

Mark Dankberg:	Yeah, that last thing that you said, which is when you look at an acquisition, one of the questions is... Clearly, you’re doing the acquisition because you think in some way it makes your company better. But also, what you’d really like to understand is, are you totally dependent on the company you’re acquiring, or do you have the ingredients that could help make their service and products better? And so that was an important part of our thought process here. And the reason is that we do similar things largely in complementary markets. We have a good understanding, we believe, of the challenges that Inmarsat has, of the things that their customers want.

Another thing is, we’ve built equipment that our customers use on Inmarsat satellites, so that gives us a perspective about and confidence about do we understand what their satellites can do, how their services work, what the capabilities are.

We also have bought Inmarsat services in order to better serve our customers in some cases. So again, that gives us a good understanding of them. And then, I think we have our own perspective on what customers want, what we think has worked in our own businesses. And is that something that we think we can add to what Inmarsat provides to its customers and other businesses? Those are the ways in which we’ll think about that.

Ben Claremon:	And I think the part that was maybe most shocking to Cove Street as shareholders, and maybe the market overall, was the why now question. You’ve spent years building the ViaSat-3 satellites, and over the next call it 12 months or so you’re about to start generating revenue from those assets. Our question was, why not wait until the balance sheet was in better shape, because you started to generate cash flow from the ViaSat-3 assets, relative to making the announcement last winter?

Mark Dankberg:	Okay. When you ask, why now, the obvious implication is it could have been sooner or it could have been later. You gave it some arguments for later. The simplest answer for why now was that Inmarsat’s owners had decided to initiate a process to sell the company. They felt that combining with another company was best for their shareholders. And I think it’s an important thing to understand, because most of the consideration that they’re getting is in Viasat stock. And given the universe of companies that might acquire them, they probably anticipated that could be an outcome even with other acquirers. The why now, the simplest part was that they were going to sell themselves, and then the question for us was, did it make sense?

Now, the other things that entered into it from our perspective were that we had had concerns about Inmarsat’s performance, largely around the point I raised before, which was the transition from L-band to Ka-band. Before they had Ka-band, and I think they still do, they have an L-band service they called Fleet Broadband, but that was really a service that delivered speeds in the kilobits and not in the megabits, which is more what customers would expect from a broadband service. And that was a tricky transition, because by acknowledging that they needed to transition from L-band to Ka-band to truly provide broadband, it created a little bit of open season on Inmarsat’s customer base, that those customers could decide, “Hey, if I need a completely new service, maybe I can get it sooner, or maybe there are others that might offer that service, besides Inmarsat.”

So, they went through a period of several years of a pretty fair amount of uncertainty. Which, going back to the way that we were going to evaluate an acquisition, created uncertainty for us, because we were looking for confidence that we would have in an accretive transaction, and that uncertainty was a factor in it.

So one of the things, going back to the why now, is that over the last about 12 months or so, Inmarsat really stabilized that business, and it’s started to grow again. And that’s one of the things we encourage investors to look at in our proxy statement, is to get a sense from their financials that that business had stabilized and was growing again. And that was a significant contributor to our confidence in the financial analysis that we did.

The other thing that was really important for us, was that we had a thesis that we were trying to test in some of our mobility businesses. And one of those is that while mobility businesses, when you think about all the different modes, you have the emergency or safety consideration, you have the operational performance, and you have passengers or crews who want connectivity on those platforms. What we felt they were leading towards was a demand for bandwidth that was not just over the oceans, but turned out to be concentrated in airports and ports and other areas, that these platforms, whether they’re ships or airplanes, tended to congregate. That a large amount of intercontinental service or global service is over the oceans, but it generally originates or terminates at some population center.

And one of our theses was that that was really important to the purchasers of those services. And we’re finding that’s been validated in the market over the last year or two. It’s always difficult to tease out what are the current and most important value propositions, but that’s one that we felt was working, and that we really added to Inmarsat’s capability. So that gave us also confidence that we could forecast what would happen after the combination well enough to do the acquisition.

Ben Claremon:	Compounders is brought to you in partnership with Tegus. We created Compounders to uncover the lessons and frameworks of the best capital compounders in the world. And if you are a professional investor, VC or operator, and you appreciate the deep research into the businesses explored on this podcast, check out tegus.co/compounders. With Tegus, you can learn about any company directly from former execs, current customers and industry experts, all of which are in position to offer unique insights into company’s growth, its customer value, and its competition. What makes Tegus different is that you don’t have to lead your own expert calls. The platform offers instant access to the world’s largest collection of investor-led call transcripts on companies such as Compounders’ guests, Viasat, Element Solutions, and Avid Technology. All you have to do is log in, and you’ll get instant access to nearly 25,000 expert call transcripts. And the best part, the Tegus collection grows larger with each investor and company that joins. Still want to do your own expert calls? Tegus is the right solution, experts that are just as good or better than what you’d find on other networks, but starting at just $300 per call, not the $1,000 or more others charge. If you’re ready to go deeper on the next compounding business, head to tegus.co/compounders for a free trial. I can personally say that having access to the Tegus platform and Rolodex of experts has fundamentally changed the quality of due diligence Cove Street does on both new and existing ideas.

Ben Claremon:	And so, should a potential or an existing investor understand L-band to be a universally declining revenue base and asset, or are there other uses for L-band that this combination can use, exploit, can expand? I’m just trying to get a sense, especially since I think even amongst people who are familiar with satellites, L-band’s not a particularly well understood or well-discussed asset.

Mark Dankberg:	Yeah. That’s a really good question, and it goes a little bit to the way that we value it. It really speaks to the way that we value it. So think of it, originally, the L-band value proposition was attractive because it’s a way to do almost omnidirectional communication that you need in moving platforms with relatively simple antennas, like you can use cell phone with cell towers in any direction without a really complicated antenna. And that was good enough when the data rates weren’t so high. So what’s happened now is that, as the data rates get really high, I’m just going to give you an example, if you have a connection that’s going to give you a megabit per second, you might not think that paying extra for another one that gives you 10 kilobits a second is worthwhile. But there are a couple of really valuable things about L-band.

I would put them in the category of likely to prove valuable, that the proof isn’t there yet. Because if you look at, for instance, Inmarsat’s results, what you really see is stability to the L-band applications and growth to the Ka-band. But what we think is, around now, there could be growth in the future in L-band, and you’re starting to see some of the early indications of it. One is, one big advantage of L-band compared to these broadband frequencies, which generally would be Ku- or Ka-, is that the L-band is really insensitive to bad rain, intense rain. So if you think of one of the big purposes of providing connectivity to the ocean is safety at flight or safety at sea, often dangerous situations are correlated to really bad weather. So while your broadband connection might work a very high fraction of the time, at that instant when you need it the most, the L-band is always going to work.

So part of what we think is happening is that Inmarsat and others can separate those two value propositions so that a customer might pay most of his service fees for the broadband connection, but is willing to pay some amount to always have that always on connection. And there are some operational benefits that you could use to that as well. So that’s one indication of an enduring value to L-band. There are a couple of others as well. One is you still have very low cost omnidirectional antennas. It actually makes for the potential to carry on or carry off a satellite terminal on a very small platform. So you might think of a single engine airplane where somebody could carry on a device and not have to have it installed. It could be portable. It could be rented. That’s a potential market as well. Same thing for very small seacraft. And you’re also seeing now services that will track hikers or others in remote locations. That’s an L-band thing.

The other area that is promising but it’s not quite there yet that we think is really, really interesting is generally the Internet of Things. So that is having operations always connected and then being able to use that information to optimize performance, as an example. And Inmarsat, they’ve got a start in those areas. So, for instance, one of the things I could point out is, if you remember that Malaysia Airlines jet that disappeared and everybody was trying to trace it. Pretty much all of the information that was available to track it came from engine monitoring that was done over Inmarsat.

And that engine monitoring, it can look at the performance of the engine, but also it could avoid problems that we have seen in the past where a turbine blade becomes unstable and blows a hole in the side of the airplane, as an example. If you can constantly monitor it, you might be able to anticipate things like that and improve it. That’d be an example of an IoT application that is really not very common yet, but could be pretty substantial in the future.

Ben Claremon:	And you mentioned that your goal in terms of making an acquisition is to find an accretive deal. And what we really care about as investors is free cash flow per share outstanding. And so the company, as you mentioned, just released the deal proxy that highlights, I would argue, some pretty impressive projections for the combined company. So just to frame it for people, how would you expect this deal to impact the free cash flow per share that Viasat can earn over time assuming the deal is approved?

Mark Dankberg:	Yeah. So that’s one of the things that we said we would highlight in the proxy, and there’s good information in there. The main way we did that is by looking at the company’s projections, separately and then combining them, but we did some discounting to those combined ones to represent what we felt were uncertainties between them and not understanding the markets as well just so we could be a little bit conservative. And then also factoring in some synergies as well, which we can talk about later, and which, again, were described in the proxy statement. There are a few things financially about Inmarsat that are different, represent different ways of doing business that we think are interesting and contribute to strong EBITDA for the company, good EBITDA margins, and good cash flow.

And those things are that they tend to be less vertically integrated than Viasat is. So they have an ecosystem of subcontractors who provide parts of their systems, a lot of those things that we might make ourselves, and they use a network of distributors, which means that their cash costs to support and acquire customers is lower. So there are some things about that that reflect the way Inmarsat does business. Viasat’s had very healthy cash flow itself. We expect it to be cash flow positive so the combination of them we felt was very positive. And then we both have an effect coming into play, which is that our businesses tend to be very high investment costs or fixed costs to put assets in space and then lower variable costs, which tend to generate cash once you bring those assets into service.

And we’ve both been near the beginning of deploying assets that we’ve had under construction for quite a while. So you combine all those factors together, it created a very attractive cash flow opportunity and it was especially attractive on a per share basis, which, again, going back to the main way that we evaluated it, that was very attractive. And it also, again, is indicative that we don’t have to be perfect prognosticators or perfect executors in order to get benefits for our shareholders.

Ben Claremon:	And I think one of the things that we immediately saw people writing about and talking about after the deal announcement was released was that people I think were surprised that Viasat would buy Inmarsat based on some perception that Inmarsat had inferior technology, especially, obviously, in space. So, I mean, can you talk about if there are any areas where that perception is accurate in terms of where Inmarsat has some technology debt and maybe where that’s not a fair depiction of their asset base?

Mark Dankberg:	Yeah. The thing that Viasat’s really focused on, and I think it’s very important as well and, again, it comes to the complementary nature of the company, so let’s start from thinking that way. The thing that we’ve really focused on is cost effective production of bandwidth. When we try to boil down our business strategy, it’s that there’s a very large, almost infinite demand for bandwidth because that demand for bandwidth is growing so much each year. You’ll see that whatever it was this year, on a per capita basis, it’s 30% higher next year, and the year after that, compounding. So that means to us that being able to get very, very high bandwidth throughput for the assets that you put in space, bandwidth, think of productivity as throughput, to places where there’s high demand per capital dollar invested.

That was really the thing that we were very focused on. And remember, for those of us that have followed the company, that was primarily over land. Because one of the things we were aiming for was to be able to apply that bandwidth to both fixed applications and mobile applications. And having that diversity in the portfolio was good for us, especially at a time when we’re just trying to grow the mobility business. We’re a relatively new entrant in that. Inmarsat satellite investments were much more global in nature. They didn’t have any fixed applications and, because of the way their customers tended to use their bandwidth, their customer base was less sensitive to this issue about high geographic concentration of demand. And it turns out that, when you build satellites or design satellites, the geographic dispersion of that demand is the factor in it.

So one of the things was, for us, we were really focused on that geographic concentration and they were not. So that is the area where I think people thought our technology was better, and partly because it was aimed at a slightly different problem. Now, one of the other things that we are able to do with ViaSat-3, which none of our other satellites have been able to do, is be able to combine both that high capacity in high demand areas capability with global coverage and flexible global coverage. So we think that’s really powerful. That would be the way in which we would’ve gone to market had this transaction not looked economically attractive to us. And I think it’s also the way in which we can augment in a way that’s really, really good for customers.

And a lot of this really depends on your perception of what’s going to be valuable to customers. Ours is that bandwidth is really, really important, and we’re very focused on the amount of bandwidth we can deliver, partly because we think that there’s a lot of demand for video. Will more and more be oriented towards streaming, as an example, as it is on land? And so having large amounts of bandwidth is an important aspect of that, as an example. So that’s an example of a way that we can augment what Inmarsat has. The main thing I would say as well though is that Inmarsat brings a number of things to us besides just their specific satellites. They bring distribution. They bring this ecosystem, which can be valuable to us. They bring a very large customer base.

So one of the things when you think about the economics of satellites really is you would put the economic cost of their satellites in the context of what their revenue base is or their productivity. So if you think of the utility of their assets in the context of the revenue base that comes with them, that’s what made them attractive to us. The other thing that’s really important is that our satellite technologies being largely complementary mean that if we manage them well, we can get some really good synergies. And by synergies, what you’d like to see is that the total utility of that generally we’d measure in terms of bandwidth, throughput and productivity in the areas of high demand will be higher for the two put together than they would be for either one alone. So that’s an example of us, we believe, creating a benefit that speaks well to our customers that comes from the combination that you couldn’t have done with either company.

Ben Claremon:	And I think there was also a perception that Inmarsat was a declining company. You mentioned that they were transitioning from L-band to Ka-band and that was hurting some of their maritime business. So I guess I’m interested, if I go through the proxy, I can see some double digit revenue growth projections for the Inmarsat standalone business. I’m interested if you could highlight where they’ve been growing and then maybe, what are the categories of areas where you think that they can continue to grow over time?

Mark Dankberg:	Yeah. So, in general, they’ve been growing in Ka-band, which is a relatively new business for them, and one of the reasons is, and this is one of the things that’s attractive to us, is it’s a rapidly growing market. So if you think about the whole notion that airlines and ships want to be connected because of their passengers or their crew and not for the basic functionality of the platform, it’s not just from a pilot perspective or an operational perspective, but it takes into account what the passengers want on passenger ships, that can be cruise ships, yachts, it can be commercial airplanes, and then even on merchant and ships where you’ve got crew that have nothing else to do and connectivity’s valuable to them. I mean, these are all relatively new markets. They’re rapidly growing and so Inmarsat has been a good competitor in a very fragmented field.

There’s lots and lots of participants in those. I think that we counted over 50 participants in mobile satellite connectivity coming at it from every angle. Inmarsat has been growing in that. I think that a lot of the perception of decline was really for a couple of things. One was this transition from L-band to Ka-band that I mentioned, which we think has a good outcome, which is that there’s different value propositions for the two, that Ka- isn’t just a better version of L-band. And then the other one is, several years ago, Inmarsat started leasing some of its spectrum in the U.S. to Ligado for pretty substantial amounts of money. And that has not totally tailed off. It’s been episodic or lumpy and hadn’t been as pronounced over the last few years. And, actually, we didn’t bake it into our projections at all. That’s one of the things we described in the proxy as well.

But some of those large payments to Ligado over the years might have painted a different picture of their fundamental operating business as opposed to that spectrum leasing business. I think those are two factors that might have contributed to some sense of decline. And then the other one is that Inmarsat is on and is nearing the end of probably the largest space asset investment that they’ve done in their history. They have a large number of satellites coming, and that also has had something of an impact. And as those satellites start to be deployed, with the first of them already launched in December, I think that’s also going to help their performance. Some of that same issue about investment applies to Viasat, although we’ve continued to grow rapidly through it. As we’ve discussed, the combination looked a lot more attractive, especially on a free cash flow basis, which is, we felt, one of the most important metrics that we’ve been aiming for all this time. So one is, it was attractive.

There are a couple of other things as well that came along with that. One is that we’re in very complementary markets and businesses. So right now, Viasat, on a satellite services basis, is largely fixed. Right about I think somewhere in the range of 65%-75% percent fixed. And one of the big issues, and, again, in the fixed business, it’s largely in the U.S., we’re growing internationally, but one of the artifacts of the fixed business is that while we’ve competed well, it’s very difficult to compete with billions or tens of billions of government subsidies. So in the U.S. market and some other global markets, that’s one of the realities we face. So we felt that there was value in diversifying our base more heavily towards mobility.

One of the things that’s good about the mobility market is it’s a natural satellite market so it’s harder for governments have a big impact on that through subsidies. We think that it’s just more naturally competitive. We like to compete. And then the other one is that we felt that we could benefit via these complementary businesses because we could gain efficiencies. So, as an example, one of the things that I think our investors have seen as an artifact of the mobility business is that we’ve been very successful in it, but it takes a pretty long time to grow because the sales cycles are long. It’s taken customers a while to understand the differences between different value propositions. And some of our biggest customers have tried other services with other technologies or other value propositions, and it took them years to decide that maybe ours was better. Or actually, ours was better because they invested a lot in it based on their perception of what was important at that time.

The other thing about the mobility business that we’ve seen is, for instance, the commercial in-flight one has been very, very negatively affected by the COVID crisis, whereas the fixed businesses are not. But you can have periods of time when the fixed businesses are more affected, or maritime businesses might be more affected than in-flight, or commercial more than government. One of the things that we think is really good about the Inmarsat merger, and again, in addition to just the accretive financial analysis is that it gives us a lot more robustness to unforeseen geopolitical events than we would have with a single targeted business. And I think that’s also one of the things that Inmarsat’s on its side is they’re very, very heavily exposed to certain mobility businesses, but not to other businesses that were also fast growing.

Ben Claremon:	And as you’re laying the groundwork and building a business for APAC and EMEA satellites, our sense was that Viasat was going to have to build distribution and relationships, and country-by-country basis. It’s a lot of work. I’m interested in how a partnership with Inmarsat, whether it’s their sales network or their distribution, or their ground infrastructure, how does that help you move the in-flight Wi-Fi business forward at Viasat?

Mark Dankberg:	Yeah. Inmarsat has, again, has resources and markets that we don’t. I’m just going to give you one example, is that they have their L-band business. Which is actually a really good complement to a Ka-band broadband service because of some of the things that I described, some of the features that it has relative to the Ka-band. They have relationships with many, many more airlines than we do as a result of that. And that includes things like operational support, customer interactions that, it’s a good way to introduce our broadband services to those customers. Also, I think one of the things, it is really important to keep in mind is that these mobility businesses are really in the early stages of growth. Well, let me put it a little more precisely, is that different mobility businesses are in different stages of growth, with some of the more attractive ones being in their early stages.

And so the value propositions aren’t totally clear, either to us as providers or to the end customers. I mean there’s, like I said, probably 50 competitors in these mobility markets now, and you have new entrants coming. For instance, LEO systems. LEO systems are going to argue that latencies are really, really important value criteria for those customers. There are other potential value propositions having to do with in-flight entertainment, with operational support, with weather, with geographic concentration. So it’s not totally clear how all those value propositions will play out. And we feel that the acquisition of Inmarsat and ecosystem, and remember the ecosystem consists of both suppliers and distributors, both sides of them. We think that gives us a lot more opportunity to find the right mix of value that customers will want in the future, that includes both on the distribution side and the supply side.

Ben Claremon:	And I know you are a very analytical guy, and you always like to look at the math with any investment. And so given that, how did you think about the price you were willing to pay for Inmarsat, relative to a price that was too rich and forced you to walk away? Just digging a little more is like, there’s a fair amount of equity used. And of course the push and the pull is, how much equity does each side get? And that’s essentially the price you’re paying. So I’m just trying to get a sense of how your internal discussions will were of that right price to pay. Obviously you think it’s accretive, even at the current levels, but you could have always paid 20% less, right? As a shareholder, you always want people to pay less. So just want to hear you riff on all of that a little bit.

Mark Dankberg:	Yeah. It takes two to make a transaction, so it’s got to make sense for each of us, and that includes financially and strategically as well. And I think from our perspective, like I said, we’re very quantitative. We like to understand how things will play out, because we have tons of decision to make. Setting aside acquisitions, should we be in the satellite services business at all? Well if we are, in what geographic and vertical markets? We do a lot of analysis to make those decisions, they’ve worked out pretty well for us. One of the things that we like to point out to investors is if you look at our return on assets employed, it’s really, really good. The big issue has just been that we’ve been trying to grow those assets employed because the returns are good, and just balance those two things.

Well, we use the same methods and skills and approach when we evaluate acquisitions. So the big issue for us are some of the things that we’ve already talked about. On our side, it was on a per share basis. The very first test is, are we better off or worse off with it? And it really took us getting comfortable with this L-band to Ka-band conversion. And one of the things for us was, we did think that there was an outcome that was going to be positive. But, you like confirmation of that in the market, and marketplaces can be complicated. Right? And it was a challenging time for Inmarsat. One of the things, going back to the thing we said before was, while we really wanted some evidence, some financial evidence that the value proposition that we felt would remain with L-band was there, and that there was going to be some stability to it.

And we also felt that just watching Inmarsat, that that’s what they were trying to achieve, that they saw the same thing we did. And so one of the questions for us was, could they achieve it? And it’s been fairly recent in the last year or so that financially it’s become evident. So that was a big factor for us. Now, on the other side, we want to pay a market price, right? Just because it could be valuable to us, we don’t want to overpay, we want to pay a market price for it. One of the things, again, you’ll see in the proxy, is that PJT did a very thorough analysis for us, a fairness opinion, that looked at the valuation that we were paying just to see that it was reasonable. And then the other part that contributed to us believing it was reasonable, was that Inmarsat was running a process and they had competing bids.

And although they did a good job of segregating the bids, we really didn’t know who it was for sure, nor did we know the price and terms, and some of the terms were unique to us. We felt like that we made an offer that was probably competitive, right? I don’t think it was excessive. And again, if you look at the proxy, you’ll see there’s a lot of detail on the process that we went through, and all of the steps and the back-and-forth involved in the negotiation to reach the price that we did. And that gave us confidence that we weren’t overpaying. I mean, the point being that you don’t want to overpay, even if it’s accretive. You want to find the Goldilocks number. What’s the number right in the middle that’s good for the buyer and good for the seller? I think that’s what happened.

Ben Claremon:	And I would argue that any deal could look amazing on paper, but then it has to be done, it has to be completed. And then the people have to figure out how to work together. So maybe let’s talk a little bit about culture. How would you expect a bunch of engineers located in San Diego, where you are, to work with their new colleagues in the UK, especially given that the former Inmarsat CEO called ViaSat-3 a mythical beast? There was some competition between these companies, I’m interested, how do you think about integrating their people culturally so that they feel part of a growing team and a growing enterprise?

Mark Dankberg:	Yeah. There’s two parts of it, or multiple parts at least. I mean, one part is understanding the perspective and the context that each company worked in. Okay. And so having an understanding and some empathy of why companies make the decisions that they do helps a lot so that you don’t end up with one side being more arrogant, or they made dumb decisions we made smart decisions. A lot of that really depends on context. Now, if I went back to the history, remember Inmarsat started as a governmental organization, and it was a monopoly that was intended to serve a segment of the market that couldn’t be served any other way. And then probably about 15 or so years ago they really needed to become competitive. So if you look at what they did, I think they did reasonable things, given the context that they were in.

And also, remember they were... I mean, there are almost no companies in the satellite space that is as vertically integrated as we are, and that have come up in the history in which we have. We started providing modules and we just kept expanding as we found that the marketplace that we could choose from, or that could use our stuff, we think didn’t really have the same sense of what was good for customers as we did. So we have a pretty unique perspective that I think has served us well in the marketplace, but we don’t expect to see every company have that perspective. They’ll have a perspective from their own history. The other thing is that we’ve used Inmarsat services, we’ve provided technology to customers that use Inmarsat services, and they work.

They’re very reliable, I think that’s why we have respect for that. I do think that one of the things Inmarsat was wrestling with was how to develop a culture that is more competitive, right? More customer-centric, less utility-oriented. And again, that was one of the things that they dealt with themselves when they brought Rajeev Suri on as their CEO about a year ago. And that was a little bit unexpected on our part, that I think was a good move on their part. Because he came out of a very, very competitive industry, which was the telecom infrastructure industry. Ended up running Nokia. They built Nokia into a full service, full portfolio telecom company through the acquisitions and mergers that they made. And I think that Rajeev has made changes within Inmarsat that make the company more receptive to the type of aggressive technology-oriented culture that Viasat has.

The other thing that I think is going to be really important in aligning the cultures is that if the decisions that Viasat made have been right in terms of anticipating what the needs are of our customers, with one of those being, as an example, being able to support really dense demand, dense geographic demand around airports and hubs. Then those would be points of stress for other services that aren’t as good at that. We’ve already seen that play out in the U.S. market with other competitors besides Inmarsat. And so one of the things is, going back to one of the observations you made is, if Viasat can help Inmarsat people serve their customers better, that creates a really good dynamic between... well, on integrating them.

It’s not like, hey, we’re the conquering company and we’re going to take over. It’s like, hey, you guys bring something that the Inmarsat customers can really benefit from, and that’ll make their jobs easier. Whether it’s in maritime or business jets, or government, or commercial, commercial air, and all the different mobility businesses they’re in. If we can bring technology to apply to Ka- and L-band, I think they’re going to be appreciative and it’s going to make their ecosystem work better. We’re optimistic about that.

Ben Claremon:	And speaking of a customer base that we haven’t really talked about yet, defense and government, we haven’t focused on quite yet. And I think we’ve been very public at Cove Street about our sense that people don’t give Viasat enough credit for the quality of the defense business. How does this deal enhance the company’s joint efforts in defense and government?

Mark Dankberg:	Okay. It’s interesting, because Viasat has had a very strong presence in narrowband government communications. And by narrowband, for the government it’s UHF, where they own all the spectrum, they or other governments own pretty much all the satellites. And what equipment company does is it basically sells equipment to government users that often meets their standards or designs, or is constrained by the space segment that they use. But the U.S. government, and many governments around the world, are also users of Inmarsat and other L-band narrowband systems. And it’s not just Inmarsat, but L-band has been an important ingredient for narrowband. One really good example of what I’m describing is what’s called Blue Force Tracking, where Viasat’s been a big provider of technology. But the Blue Force Tracking terminals operate on third party L-band satellites, not exclusively Inmarsat, but including Inmarsat.

So when you think about what we’ve done at Ka-band, where the government has its own satellites, and we make equipment that works on their satellites and in their services. But we also have built our own satellites and networking systems that are much more capable than government ones. And that’s been the foundation of a pretty substantial part of our government business. We now have the opportunity to do the same thing in narrowband that we could in broadband, because there’s tons of improvement for narrowband. The U.S. government has spent several billion dollars on a generation of UHF satellites called MUO, mobile user objective system, but it doesn’t really even scratch the surface of the demand for narrowband. So clearly there’s an appetite for billions of dollars of functionality in there where we think we can be a lot more productive, similar as what we’ve found success in the broadband world.

So Inmarsat’s mix of government business is this mix of L-band and Ka-band, and it’s largely services oriented. We also think there’s opportunities that by integrating the space component or the service component with the ground technology component to improve the experience for customers, and the value that we deliver to customers. And I think that for us, for Viasat, our government business has been focused on the U.S. government and allies that are interoperable with the U.S. government. I think Inmarsat’s market, again, is complementary to ours and broader than that, they serve quite a few other governments. Some of which is a little bit enabled by the fact that they’re not a U.S. company. We think those create really good opportunities for us to grow the services part of our government business, which right now it’s about 25% of our government business.

I think within Inmarsat we’ll increase that pretty substantially to close to half. So recurring subscription revenue, which will give a little more stability to, or predictability, to our government business. I think one of the things that investors who have been with us for a long time have noticed that there’s lumpiness to our government business, because we tend to win large awards. The timing is a little bit unpredictable. The services business is more predictable. So that’s a good factor as well for our business, increasing that services segment and increasing the playing field where we can optimize both space and ground product and services.

Ben Claremon:	In our last discussion, you mentioned the merits of having a hybrid network that includes LEO, GEO, and even MEO satellites. I’m interested, is this deal the start of a, how to create a LEO, MEO, GEO mesh? And how does Inmarsat’s so-called ORCHESTRA play into all of this? I think as someone who’s not quite as technologically savvy in all this, I don’t understand how their Ka and their L-band, and your Ka all mesh together to provide a seamless solution. So how does all that, in layman’s term, how does this deal set you up to be able to provide that hybrid network?

Mark Dankberg:	Yes. So, the purpose of a hybrid network, the thinking of a hybrid network, is that you named off a number of different things. There’s GEO satellites and MEO satellite, and LEO satellites, and those satellites are different because of their orbits. And generally the GEO is very, very, 22,500 miles up. LEO, MEO might be five or six or 8,000 miles up. LEO might be hundreds of miles up. These are from the ground. And so the differences are that the round trip delay to the satellite is different and the field of view that you get is different. So for instance, a low earth orbit satellite, because it’s closer to the ground, you’re going to have lower latency, faster responsiveness to go from the ground to the satellite and back down again.

So that’s just physics. It’s not possible to do the same thing GEO, but on the other hand, a geosynchronous satellite, because it’s so high up, has a field of view that’s much, much greater than the lower earth orbit satellite. So there’s a potential to maybe be more efficient in how you apply bandwidth. And then MEO is kind of in the middle. It’s not as good at either of those dimensions as either of the others, but it’s a compromise, so that’s one thing.

Then there’s another one, which is frequency bands. So we talked about Ka-band or Ku-band or L-band. And at each of those different altitudes, the different spectrum have can be applied in different ways. So the notion of hybrid is just, let’s build a service that uses resources, both in spectrum and in altitude, that somehow combine them to create the best of all worlds. So what you’d really like would be, can I get the field of view and the efficiency of GEO with the latency of LEO, that’d be an example, right?

And then what you’d might say is, Hey, I want the speed that I can get from Ka-band and bandwidth. And I want the weather resiliency that I can get from L-band. And those would be examples of ways to combine different resources, to create a whole that no one of them can do as well on its own.

And if you look at what’s happening in 5G, that’s basically what’s happening in 5G where people to talk about low band, mid band and high band or millimeter wave band. So the low band, one of the big advantages is it propagates for very long distance. So you can be far away from the tower and still get connectivity, the frequencies pass through walls. So you can get service indoors. There’s not very much bandwidth there, so you can’t get very, very high speeds and not very many people can share it.

When you use the high band it doesn’t propagate well, doesn’t go through walls, but the speeds are really high. And then mid band is, again, it has some of the pluses and minuses of each. So what people are doing in the 5G world is they’re building phones that have antennas and modems that can work on all those bands. And then kind of dynamically based on whether you’re indoors, outdoors, near a tower far away, the network will use the resource that’s best. So that’s the ideal, what the goal is for a hybrid network of satellite is that you look at what the situation is, and you may use more than one altitude at the same time, more than one frequency band at the same time and then the other dimension that’s become really, really interesting is to also augment that with terrestrial solutions as well.

So if you’re, for instance, over land, it may be that if you’re really valuing low latency, that instead of using a LEO satellite, you can use an ear to the ground terminal for the bandwidth that’s low latency. And the other thing to keep in mind is that you, as a user, may be doing multiple things at once. So I’m just going to give you an example. Let’s say you’re on an airplane and you’re using the Wi-Fi, you might be watching a streaming video or let’s say watching a sports event that’s streamed. You sort of have that on in the background on your screen while you’re working on a PowerPoint presentation. And you also might be involved in some...there’s very little things that people do on airplane that really demand low latency, but maybe you’re doing one of those.

So the idea would be okay, let’s use Ka-band for your streaming video. Let’s use the L-band maybe for a chat session because you’re in bad weather and the streaming video is a little bit less reliable. So even a Wi-Fi connection to an individual person, you can be combining these different resources at the same time for different purposes. So that’s what the goal is. So when you think about what Inmarsat does for us, the number one thing is it gives us a very, very strong position in L-band spectrum. And that’s one of the things that we talk about in the proxy, because if you don’t have access to spectrum, you can’t be a player in those orbits. So that’s really good. Then they also bring L-band assets and satellites.

The other thing is what you’d really want to be able to do is you’d want to have your mobility customers be connected to both networks at once. So for us, we have been dual-band, we’ve done Ka-band and Ku-band, but those are very similar. I mean, in propagation characteristics, weather resilience. Inmarsat, as a service provider is really the only one right now that provides both L-band and Ka-band services. So from that perspective, they help us on hybrid.

The other thing that you have to think about with hybrid is what we’re really talking about is being connected to more than one mode of transmission at a time. Either by altitude or by frequency band or by type of connection. So even if you’re doing that with two different GEO satellites at two different bands, or sometimes even at the same band, you’re implementing some of the key aspects of a hybrid network, that is your ability to choose which network to draw from in order to satisfy some particular aspect of what a customer wants.

So that turns out to be one of the things of hybrid networks is just making those determinations, looking at the traffic and saying, oh, I think I should add, it’s a little bit of this, a little bit of that, a whole lot more of this, but part of what makes hybrid work is just being able to automatically detect which aspects of your multi-mode network are most relevant to the customer at any point in time. So again, I’ll give you an example. We’ve done this with Inmarsat and with other satellite operators as well, where we’ll build a network where you might choose, I’ll use this part of the network at this time, or that part of the network at that time, or then what you advanced to is, hey, I’ll use some of each at the same time and change the mix.

And then you might think of adaptively routing specific services or applications on board of platform to the right network for the right purpose. So that, it’s complicated, but we’ve been pretty successful at making progress on doing that for both fixed and mobile applications. So I think Inmarsat brings ingredients. It doesn’t bring the entire package. We still expect to work with other operators who have, for instance, we work with operators of MEO satellites. We expect to continue to do that. We expect we may work with LEO operators as well, and in places where the market doesn’t exist or doesn’t provide what we need, we may invest in it and do it ourselves.

Ben Claremon:	And when you were thinking about this deal and analyzing it and considering what could make it turn out to be a bad investment, what kind of things were you weighing? I mean, we like to lay out the risk factors and the down sides for any investment we make. What were the variables or what we call the short points that came up in your mind regarding this deal?

Mark Dankberg:	Yeah, well, I think the risk factors that we laid out in the proxy are pretty comprehensive on that, but if you’re going to simplify it, I mean, some of them are sudden changes in demand. For instance, that was introduced because of the COVID environment, or there can also be, remember 9/11 had a huge impact on fight connectivity, not only domestically, but turned out had an impact globally as well. There could be wars or hostile activities that can impact markets. So, number one, one of the things we’re trying to be robust to are changes in the demand environment that are totally outside of us. And that’s one of the things, in one sense, I think at the combination because of the breadth of the portfolio is more robust, but because we have greater exposure, in some sense, we’re probably more likely to encounter some negativity than none.

Another factor could just be currency exchange issues or other economic dislocations in some parts of the market. Again, something up on the demand side. There’s always potential problems on the supply side in the space business. And so we try to ensure against those, but there’s risks to launch. There’s risks of new technologies in space, there’s risks of schedule delays that could impact cashflow as an example. I think those were a lot of the main risks that we are most focused on. It’s really changes in the demand environment.

The other big factor is changes in the competitive environment or changes in what customers value. So if it turns out that low latency is a really, really important ingredient for customer satisfaction, in some mobility markets, we’re not enhancing that, we’re betting that other things will be more important in the market. And that’s what competition’s all about. It’s not just every company doing exactly the same thing in the same way, the way you really get enhancements in products and services are different companies doing things in different ways. And so that’s what we’re doing here is we’re making what we think are some prudent bets.

Ben Claremon:	And I know you’ve talked to a number of existing investors about the deal. I’m sure plenty of potential shareholders have reached out as well. So to close this conversation, I’m interested in what you think is the most common misperception or misunderstanding about the merit of combining Viasat and Inmarsat?

Mark Dankberg:	Well, I’m going to go back to the thing that you said, which is that we tend to be very analytical, right? And when you want to be really analytical, you have to take a holistic look at all the factors in a transaction, and you need some mathematical framework, some quantitative framework that lets you combine all those factors in a way that lets you make sense of the deal. And so what I think is one of the main things that we’ve been talking to investors about is how we did that holistic view and how to not get totally distracted by one particular component of the deal. So for instance, the kinds of things we might hear is, well, isn’t ViaSat-3 better? And so that’s decisive. And well, but you have to put it in the context of what revenue comes with those assets. How might we use the assets in ways that are more productive, that generates synergies, that allow us to do things that neither of us could do together.

And so we think that studying the proxy is a really good way for people to get kind of an understanding of the more complete context for the transaction and I guess I would say in some sense, a lot of, I mean, these are very, very complicated businesses and there are times when distilling things down into simpler sound bites can help people understand, but then when things change, if you cling to those same soundbites, without looking more comprehensively, I think you can get a distorted perception of the transaction.

And so I think that a lot of the investors that we talked to really were looking at some factors, weighing some factors very heavily and not looking at the holistic version of the transaction, which is very complicated, but which we try to lay out more completely in the proxy. And so what we’re hoping is that now that it’s been published, that we’ll be able to interact with investors using that proxy as a framework to help flesh the whole thing out. And so that they can see kind of the thought behind it and why we think it’s going to be really good for shareholders. Does that answer your question there?

Ben Claremon:	Yeah. No, that’s perfect. I mean, we hope that this podcast as well gives people a supplement to the proxy and we talked about a number of different aspects, whether it’s defense, whether it’s in-flight Wi-Fi, whether it’s kind of the meshed solution. So I think this will give people a better sense of what you’re thinking. So whatever happens, it’s going to be a really interesting next kind of like year for you guys. So good luck with that. And thanks again for being on Compounders.

Mark Dankberg:	Sure. Thanks for having us, Ben. And yeah, I think that the questions that we’ve addressed here should be the ones that pretty much every knowledgeable investor should be asking. So I really appreciate you doing this.

Ben Claremon:	Great. Thanks Mark.

That’s it for our show today. We hope you enjoyed the conversation. We recognize that you have a lot of different podcast choices, and we appreciate you spending the time with us. We are continually working to make the show better, and we would love your feedback. The more candid and honest, the better. And if you have any suggestions for public company CEOs, you would like to see on the podcast, please let us know. And of course, warm intros are always appreciated. Please feel free to email us at podcast@costreetcapital.com with your comments or suggestions. Thanks again, and stay tuned for the next episode of Compounders: The Anatomy of a Multibagger.

The following communication was made available by Viasat on Twitter on March 24, 2022:

Thank you @BenClaremon, thank you #CoveStreetCapital for having $VSAT Executive Chairman Mark Dankberg on your podcast to talk “Why Viasat, Why Inmarsat, Why Now.” Hear the podcast: https://investors.viasat.com/events/event-details/cove-street-capital-interviews-viasats-mark-dankberg-0

The following communication was made available by Viasat on LinkedIn on March 24, 2022:

Listen to Cove Street Capital’s Ben Claremon and Viasat’s Executive Chairman Mark Dankberg discuss “Why Viasat, Why Inmarsat, Why Now” on the Cove Street Capital Compounders podcast. The full podcast can be heard here: https//lnkd.in/dA5cxvMk

Additional Information About the Transaction and Where to Find It

This communication is being made in respect of the proposed business combination transaction between Viasat and Inmarsat pursuant to the terms of that certain Share Purchase Agreement, dated as of November 8, 2021, by and among Viasat and the shareholders of Inmarsat. Viasat has filed with the Securities and Exchange Commission (the “SEC”) a preliminary proxy statement (the “Preliminary Proxy Statement”) and intends to file with the SEC a definitive proxy statement and other relevant documents in respect of a stockholder meeting to obtain stockholder approval in connection with the transaction. The definitive proxy statement will be sent or given to the stockholders of Viasat and will contain important information about the transaction and related matters. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT VIASAT, INMARSAT AND THE PROPOSED TRANSACTION. Investors and stockholders may obtain a free copy of these materials (when available) and other documents filed by Viasat with the SEC through the website maintained by the SEC at www.sec.gov. In addition, free copies of these materials will be made available free of charge through Viasat’s website at https://www.viasat.com.

Participants in the Solicitation

Viasat, and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Viasat in connection with the transaction. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Viasat’s stockholders in connection with the transaction will be set forth in Viasat’s definitive proxy statement for its stockholder meeting. Additional information regarding these individuals and any direct or indirect interests they may have in the transaction will be set forth in the definitive proxy statement when and if it is filed with the SEC in connection with the transaction.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains forward-looking statements regarding future events that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. These statements are based on current expectations, estimates, forecasts and projections about the industries in which Viasat and Inmarsat operate and the beliefs and assumptions of their respective management. Viasat uses words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “target,” “will,” “would,” variations of such words and similar expressions to identify forward-looking statements. Forward looking statements include, among others, statements that refer to the benefits of and realization of synergies from the transaction, including expected resulting enhancements to the combined company’s systems, products and services and the anticipated operations, financial position, liquidity, performance, prospects or growth and scale opportunities of Viasat, Inmarsat or the combined company; integration activities; the anticipated value of the combined business to Viasat and stakeholders; the expected performance of Viasat’s and Inmarsat’s technologies; expected impact of the transaction on Viasat’s results of operations and financial condition; anticipated growth and trends in the business or key markets; the closing of the transaction, including the need for stockholder approval and the satisfaction of regulatory and other closing conditions; and plans, objectives and strategies for future operations. Readers are cautioned that actual results could differ materially from those expressed in any forward-looking statements. Factors that could cause actual results to differ include: risks and uncertainties related to the transaction, including the failure to obtain, or delays in obtaining, required regulatory approvals or clearances; the risk that any such approval may result in the imposition of conditions that could adversely affect Viasat, the combined company or the expected benefits of the transaction; the failure to satisfy any of the closing conditions to the transaction on a timely basis or at all; any adverse impact on the business of Viasat or Inmarsat as a result of uncertainty surrounding the transaction; the nature, cost and outcome of any legal proceedings related to the transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreement for the transaction, including in circumstances requiring Viasat to pay a termination fee; the risk that Viasat’s stock price may decline significantly if the transaction is not consummated; the failure to obtain the necessary debt financing arrangements set forth in the commitment letters received in connection with the transaction; risks that the transaction disrupts current plans and operations or diverts management’s attention from its ongoing business; the effect of the announcement of the transaction on the ability of Viasat to retain and hire key personnel and maintain relationships with its customers, suppliers and others with whom it does business; the ability of Viasat to successfully integrate Inmarsat operations, technologies and employees; the ability to realize anticipated benefits and synergies of the transaction, including the expectation of enhancements to Viasat’s products and services, greater revenue or growth opportunities, operating efficiencies and cost savings; the ability to ensure continued performance and market growth of the combined company’s business; changes in the global business environment and economic conditions; the availability and cost of credit; risks associated with the construction, launch and operation of satellites, including the effect of any anomaly, operational failure or degradation in satellite performance; Viasat’s or the combined company’s ability to successfully develop, introduce and sell new technologies, products and services; changes in relationships with key customers, suppliers, distributors, resellers and others as a result of the transaction or otherwise; Viasat’s and Inmarsat’s reliance on a limited number of third parties to manufacture and supply their respective products; the risk of litigation or regulatory actions to Viasat and/or Inmarsat; inability to retain key personnel; the impact of the COVID-19 pandemic on Viasat’s or Inmarsat’s business, suppliers, consumers, customers, and employees or the overall economy; Viasat’s and the combined company’s level of indebtedness and ability to comply with applicable debt covenants; and other factors affecting the communications industry generally. In addition, please refer to the risk factors contained in Viasat’s SEC filings available at www.sec.gov, including Viasat’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, the Preliminary Proxy Statement and such reports that are subsequently filed with the SEC, including the definitive proxy statement to be filed with the SEC in connection with the transaction. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Viasat undertakes no obligation to update or revise any forward-looking statements for any reason.